News Release
Public Storage, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

                                                   For Release:  Immediately
                                                   Date:  November 4, 2004
                                                   Contact: Mr. Harvey Lenkin
                                                   (818) 244-8080

PUBLIC STORAGE, INC. REPORTS RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2004

Glendale, California - Harvey Lenkin, President of Public Storage, Inc. (NYSE and PCX: PSA), announced today operating results for the quarter ended September 30, 2004.

Operating Results for the Quarter Ended September 30, 2004
----------------------------------------------------------

Net income for the three months ended September 30, 2004 was $97,515,000 compared to $89,747,000 for the same period in 2003, representing an increase of $7,768,000 or 8.7%. This increase is primarily due to improved operations of our Same Store self-storage facilities, improved operations of our newly developed facilities as their occupancies have continued to increase and a decrease in income allocable to minority interests as a result of our restructuring of $200 million of our Series N preferred partnership units. These items were partially offset by the impact of lower equity in earnings from our investment in PS Business Parks ("PSB"), primarily due to higher depreciation expense associated with the acquisition of significant real estate assets by PSB during the fourth quarter of 2003. In addition, net income for the three months ended September 30, 2004 was negatively impacted by casualty losses incurred as a result of the recent hurricanes experienced in Florida and surrounding areas.

Net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) was $48,597,000 or $0.38 per common share on a diluted basis (based on 128,826,000 weighted average diluted common equivalent shares) for the three months ended September 30, 2004 compared to $49,179,000 or $0.39 per common share on a diluted basis (based on 126,802,000 weighted average diluted common equivalent shares) for the same period in 2003, representing a decrease of 1.2% in the aggregate or 2.6% on a per share basis. The decrease to net income allocable to common shareholders and earnings per common diluted share are due to the impact of the factors described above with respect to net income combined with an increase in net income allocated to our preferred shareholders.

For the three months ended September 30, 2004 and 2003, we allocated $40,471,000 and $35,193,000 of our net income respectively, to our preferred shareholders based on distributions paid. For the three months ended September 30, 2004, we recorded an additional allocation of net income to our preferred shareholders and a corresponding reduction of net income allocation to our common shareholders of $3,072,000 or $0.02 per common share with respect to our redemption of our Series M and Series D Preferred stock, pursuant to Emerging Issues Task Force Topic D-42 ("EITF Topic D-42").

Weighted average diluted shares increased from 126,802,000 for the three months ended September 30, 2003 to 128,826,000 for the three months ended September 30, 2004 due primarily to the exercise of employee stock options.

Operating Results for the Nine Months Ended September 30, 2004
--------------------------------------------------------------

Net income for the nine months ended September 30, 2004 was $258,942,000 compared to $250,683,000 for the same period in 2003, representing an increase of $8,259,000 or 3.3%. This increase is primarily due to improved operations of our Same Store self-storage facilities, improved operations of our newly developed facilities as they have continued to increase their occupancies and a decrease in income allocable to minority interests based upon ongoing distributions as a result of our restructuring of $200 million of our Series N preferred partnership units. This increase is partially offset by an increase in the allocation of income to minority interest of $10,063,000 attributable to the restructuring of our preferred partnership interests and increased general and administrative expense attributable primarily to increased stock-based compensation expense. Net income was also negatively impacted by decreased equity in earnings from PSB, which is attributable primarily to increased depreciation expense associated with PSB's acquisition of significant real estate assets during the fourth quarter of 2003 and a gain recorded in the nine months ended September 30, 2003. In addition, net income for the three months ended September 30, 2004 was negatively impacted by casualty losses incurred as a result of the recent hurricanes experienced in Florida and surrounding areas.

Net income allocable to our regular common shareholders (after allocating net income to our preferred and equity shareholders) was $118,728,000 or $0.92 per common share on a diluted basis (based on 128,545,000 weighted average diluted common equivalent shares) for the nine months ended September 30, 2004 compared to $123,246,000 or $0.98 per common share on a diluted basis (based on 125,987,000 weighted average diluted common equivalent shares) for the same period in 2003, representing a decrease of 3.7% in the aggregate or 6.1% on a per share basis. The decreases to our net income allocable to common shareholders and earnings per common diluted share are primarily due to an increase in net income allocated to our preferred shareholders based upon distributions paid, and based upon redemptions of preferred stock (described below), offset partially by the factors denoted above with respect to the increase in net income.

For the nine months ended September 30, 2004 and 2003, we allocated $117,293,000 and $107,914,000 of our net income, respectively, to our preferred shareholders based on their distributions. In addition, for the nine months ended September 30, 2004 and 2003, we allocated a total of $6,795,000 and $3,397,000 to our preferred shareholders due to the application of EITF Topic D-42 with respect to our redemption of our various series of our preferred stock.

Weighted average diluted shares increased from 125,987,000 for the nine months ended September 30, 2003 to 128,545,000 for the nine months ended September 30, 2004 due primarily to the exercise of employee stock options.

Effects of Hurricanes
---------------------

During the third quarter of 2004, several of our facilities, primarily located in Florida, incurred damage due to Hurricanes Charley, Frances, Ivan and Jeanne. We currently estimate that the uninsured property damage sustained totals $3.7 million, consisting of $2.9 million of expenditures that will be capitalized and $800,000 of repairs and maintenance.

Approximately $200,000 of the repairs and maintenance had been completed and included in cost of operations as of September 30, 2004. We expect that the remaining $600,000 will be completed and expensed as part of cost of operations during the fourth quarter of 2004.

During the third quarter of 2004, we eliminated the net carrying value ($1,250,000) of damaged assets from our balance sheet and included the charge as a reduction to our net income in the line item "Asset impairment charge due to casualty loss from hurricanes." These assets will ultimately be replaced by the above mentioned capital expenditures.

Included in cost of operations for tenant reinsurance is $1.5 million of estimated losses from tenant claims against our reinsurance subsidiary as a result of damages from the hurricanes. This subsidiary reinsures policies against claims for losses to goods stored by tenants in our facilities.

Effects from the Redemption and Issuance of Preferred Securities
----------------------------------------------------------------

During the third quarter of 2004, distributions paid to our preferred shareholders increased by approximately $5.3 million. This increase was due to an increase in distributions paid to our preferred shareholders (approximately $10.6 million during the three months ended September 30, 2004 as compared to the same period in 2003) due to the issuance of approximately $743.8 million of preferred stock over the past year, partially offset by a reduction in distributions paid (approximately $5.3 million during the three months ended September 30, 2004 as compared to the same period in 2003) due to the redemption of approximately $316.3 million of our preferred stock over the past year. The average annual dividend rate with respect to these newly issued securities is approximately 6.5% annually as compared to the average dividend rate with respect to the securities that were redeemed of approximately 8.5% annually.

As indicated above, during the three months ended September 30, 2004, we redeemed approximately $86.3 million of our preferred stock. In connection with those redemptions, and pursuant to EITF Topic D-42, we allocated additional net income to our preferred shareholders and a corresponding reduction of net income allocation to our common shareholders of $3,072,000 or $0.02 per common share. This allocation represents the issuance costs of the redeemed securities that were capitalized at the original issuance date.

We have approximately $197,375,000 in preferred securities that, at our option, become redeemable in the remainder of 2004 and 2005, with an average coupon of 9.626%, as follows:


                                            Earliest
                                           Redemption       Dividend      Liquidation
               Security                       Date            Rate       Value (000's)
-------------------------------------      ----------       ---------    -------------

 Series E Preferred Stock                    1/31/05          10.000%    $   54,875
 Series N Preferred Units                    3/17/05           9.500%        40,000
 Series O Preferred Units                    3/29/05           9.125%        45,000
 Series F Preferred Stock                    4/30/05           9.750%        57,500
                                                            ---------    -------------
    Total securities available for
    redemption through 12/31/05                                9.626%    $  197,375
                                                            =========    =============

As a result of the upcoming redemptions of preferred securities noted in the table above, we expect that the related charges with respect to the application of EITF Topic D-42 will be approximately $1,929,000 in the fourth quarter of 2004 and $2,778,000 in the first quarter of 2005.

A portion of the net proceeds from the aforementioned issuance of the $743.8 million was utilized during the nine months ended September 30, 2004 to redeem the $316.3 million of higher coupon rate preferred securities. The remaining net proceeds from these issuances remains on-hand in our cash reserves earning interest at nominal rates relative to the distribution requirement of the preferred stock creating an arbitrage that has negatively impacted our net income for the three and nine months ended September 30, 2004. We expect that the negative impact will continue until such net proceeds are ultimately deployed into the acquisition or development of real estate assets, the redemption of higher rate preferred securities, scheduled principal payments on debt or other corporate purposes. We estimate that earnings per common share was negatively impacted by a total of $0.04 per share for the quarter ended September 30, 2004 as compared to $0.01 per share for the same period in 2003 as a result of excess cash balances, based upon the difference between an average preferred coupon rate of 6.5% and the interest earned on the cash balances.

Funds from Operations
---------------------

For the three months ended September 30, 2004, funds from operations ("FFO") decreased to $0.76 per common share on a diluted basis as compared to $0.79 for the same period in 2003, representing a decrease of 3.8%. Funds from operations per common share for the nine months ended September 30, 2004 decreased to $2.11 per common share on a diluted basis as compared to $2.14 for the same period in 2003, representing a decrease of 1.4%.

Funds from operations has been negatively impacted as a result of losses sustained from the hurricanes, the application of EITF Topic D-42 in connection with the redemption of preferred securities, the payment of a special distribution to certain preferred unit holders in connection with the restructure of the securities and asset impairment charges. The following table provides a summary of the impact of these items that have occurred during the three and nine months ended September 30, 2004 and 2003.


                                                        Three Months Ended                  Nine Months Ended
                                                           September 30,                      September 30,
                                                   -------------------------------      ------------------------------
                                                                           %                                    %
                                                     2004         2003    Change         2004       2003      Change
                                                   ----------- --------- --------      --------  ---------   --------
 Funds from operations per common share prior to
 adjustments for the following items...........       $  0.81  $   0.79     2.5%       $  2.28   $  2.19        4.1%

 Impact as a result of the excess redemption costs
 over carrying value of preferred securities
 (application of EITF Topic D-42):
     In connection with the redemption of our
     preferred stock...........................         (0.02)        -                  (0.05)     (0.03)
     In connection with PSB's redemption of
     preferred stock through our pro-rata share
     of equity in earnings.....................         (0.01)        -                  (0.02)         -
     In connection with the restructuring of our
     preferred partnership units...............          -            -                  (0.02)         -

 Special distribution paid to preferred
 unitholders in connection with restructuring            -            -                  (0.06)         -
 the terms of the units........................

 Casualty loss from hurricanes.................         (0.02)        -                  (0.02)         -

 Real estate asset impairment charges through
 our pro-rata share of PSB's earnings..........          -            -                     -       (0.02)
                                                   ----------- --------- --------      --------  ---------   --------
 Funds from operations per common share, as
 reported......................................     $    0.76  $   0.79    (3.8)%      $  2.11   $   2.14      (1.4)%
                                                   =========== ========= ========      ========  =========   ========

During the three months ended September 30, 2004 and 2003, we incurred stock-based compensation expense of approximately $1,001,000 and $825,000, respectively. In addition, the increase in our average common share price during the third quarter of 2004, as compared to the same period in 2003, resulted in an increase in the weighted average shares outstanding from stock options when applying the treasury method. The actual issuance of common stock in connection with the exercise of employee stock options during the period and, to a lesser extent, the increase in weighted average shares as a result of the change in share price in conjunction with the treasury method, resulted in a year-over-year increase of approximately 2,349,000 weighted average shares outstanding for the purpose of computing FFO per common share for the quarter. The combination of increased stock-based compensation expense and weighted average shares outstanding had the impact of reducing FFO per common share by approximately $0.02 per share for the three months ended September 30, 2004 as compared to the same period in 2003.

FFO is a term defined by the National Association of Real Estate Investment Trusts by which real estate investment trusts ("REITs") may be compared. FFO is a supplemental non-GAAP financial disclosure and it is generally defined as net income before depreciation and does not include gains or losses on the disposition of real estate assets. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions or other obligations of the Company. FFO is not a substitute for the Company's cash flow or net income as a measure of the Company's liquidity or operating performance or its ability to pay dividends. FFO is presented because many analysts consider FFO to be one measure of the performance of real estate companies. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

Property Operations
-------------------

The Company derives substantially all of its revenues from the ownership and management of self-storage facilities. In order to evaluate the performance of the Company's overall self-storage portfolio, management analyzes the operating performance of a consistent group of self-storage facilities.

These facilities consist of 1,271 self-storage facilities, representing approximately 89% of the 1,421 self-storage facilities in which the Company has an ownership interest (the 1,271 self-storage facilities are hereinafter referred to as the "Same Store" facilities). The Same Store facilities have been operated on a stabilized basis under the "Public Storage" name since January 1, 2002 and include 1,238 facilities that are consolidated by the Company and 33 facilities owned by unconsolidated entities in which the Company has an investment.

Selected Operating Data for the Same Store
------------------------------------------
Facilities (1,271 Facilities):
------------------------------

                                                       Three Months Ended September 30,         Nine Months Ended September 30,
                                                   ---------------------------------------  ---------------------------------------
                                                                                Percentage                              Percentage
                                                       2004          2003         Change         2004        2003        Change
                                                   ----------     -----------   ----------  -----------   -----------   -----------
                                                             (Dollar amounts in thousands, except weighted average data)
Revenues:
    Rental income, net of discounts.........       $ 192,582       $ 185,435         3.9%    $ 563,121     $ 536,501        5.0%
    Late charges and administrative fees
    collected...............................           8,350           7,933         5.3%       24,873        22,371       11.2%
                                                   ----------     -----------   ----------  -----------   -----------   -----------
    Total revenues (a)......................         200,932         193,368         3.9%      587,994       558,872        5.2%

Cost of operations:
    Property taxes..........................          18,281          17,531          4.3%      54,158        52,082        4.0%
    Direct property payroll.................          14,796          14,560          1.6%      44,413        43,347        2.5%
    Cost of managing facilities.............           5,976           5,793          3.2%      18,226        16,743        8.9%
    Advertising and promotion...............           4,414           6,280       (29.7)%      15,621        16,589        (5.8)%
    Utilities...............................           5,229           4,684         11.6%      14,621        13,334         9.7%
    Repairs and maintenance.................           5,612           5,004         12.2%      16,958        14,034        20.8%
    Telephone reservation center............           2,793           2,843        (1.8)%       8,463         7,931         6.7%
    Property insurance......................           2,065           2,281        (9.5)%       6,916         6,541         5.7%
    Other...................................           6,698           6,039         10.9%      20,701        17,981        15.1%
                                                   ----------     -----------   ----------  -----------   -----------   -----------
  Total cost of operations (a)..............          65,864          65,015          1.3%     200,077       188,582         6.1%
                                                   ----------     -----------   ----------  -----------   -----------   -----------
Net operating income........................       $ 135,068       $ 128,353          5.2%   $ 387,917     $ 370,290         4.8%
                                                   ==========     ===========   ==========  ===========   ===========   ===========
Gross margin................................           67.2%         66.4%            1.2%       66.0%         66.3%       (0.5)%
Weighted average for the period:
  Square foot occupancy (b).................           91.8%         92.0%          (0.2)%       91.0%         88.7%         2.6%
  Realized  annual rent per occupied  square foot
  (c).......................................       $   11.34     $   10.89            4.1%   $   11.15     $   10.90         2.3%
  REVPAF (d)................................       $   10.41     $   10.02            3.9%   $   10.15     $    9.67         5.0%

Weighted average at September 30:
  Square foot occupancy.....................                                                     91.9%         92.0%       (0.1)%
  In place annual rent per  occupied  square
  foot (e)..................................                                                 $   12.31     $   11.81         4.2%
Total net rentable square feet (in thousands)                                                   74,002        74,002           -


(a) See attachedreconciliation of these amounts to the Company's consolidated self-storage revenues and operating expenses.

(b) Square foot occupancies represent weighted average occupancy levels over the entire period.

(c) Realized annual rent per occupied square foot is computed by dividing annualized rental income, net of discounts, by the weighted average occupied square footage for the period. Realized rent per square foot takes into consideration promotional discounts, bad debt costs, credit card fees and other costs that reduce rental income from the contractual amounts due.

(d) Annualized revenue per available square foot ("REVPAF") represents annualized rental income, net of discounts, divided by total available net rentable square feet.

(e) In place annual rent per occupied square foot represents contractual rents per occupied square foot without reductions for promotional discounts.

Analysis of Same Store Results for the three months ended September 30, 2004
----------------------------------------------------------------------------

During the third quarter of 2004, net operating income for the Same Store facilities increased 5.2% as compared to the same period in 2003, due to the following:

o REVPAF increased 3.9% from $10.02 per square foot in the third quarter of 2003 to $10.41 in the third quarter of 2004. This was attributable primarily to a 4.1% increase in realized annual rent per occupied square foot from $10.89 for the three months ended September 30, 2003 to $11.34 for the same period in 2004, offset by a 0.2% decline in average occupancy.

o The impact of the increase in REVPAF was partially offset by a 1.3% increase in operating expenses from $65.0 million in the third quarter of 2003 to $65.9 million in the third quarter of 2004. This increase in cost of operations is primarily due to 1) increased repairs and maintenance expense due to our desire to continue to address maintenance at our facilities and improve their "rent ready" condition,
         2) increases in property taxes and 3) increases in cost of managing facilities. These impacts were offset partially by a decrease in advertising and promotional expense, which was due primarily to a $1,356,000 (40.2%) decrease in media advertising as we have reduced the both the volume and number of markets for our media programs in the third quarter of 2004 as compared to the same period in 2003.

Analysis of Same Store Results for the nine months ended September 30, 2004
---------------------------------------------------------------------------

During the nine months ended September 30, 2004, net operating income for the Same Store facilities increased 4.8% as compared to the same period in 2003, due to the following:

o REVPAF increased 5.0% from $9.67 per square foot in the nine months ended September 30, 2003 to $10.15 in the nine months ended September 30, 2004. This was attributable primarily to a 2.6% increase in weighted average occupancy levels, combined with a 2.3% increase in realized annual rent per occupied square foot from $10.90 for the nine months ended September 30, 2003 to $11.15 for the same period in 2004.

o The impact of the increase in REVPAF was offset by a 6.1% increase in operating expenses from $188.6 million in the first nine months of 2003 to $200.1 million in the same period in 2004. This increase is primarily due to 1) higher repairs and maintenance as we continue to address maintenance at our facilities and improve their "rent ready" condition and 2) an increase in direct property payroll and cost of management attributable to higher wage rates and increased incentives to property personnel. These impacts were offset partially by a decrease in advertising and promotional expense, which was due primarily to a $762,000 (9.4%) decrease in media advertising as we have reduced both the volume and number of markets for our media programs during the second and third quarters of 2004 as compared to the same periods in 2003.

Outlook
-------

The growth in rental income during the remainder of 2004 will depend upon various factors, among which will be our ability to stabilize and maintain high occupancy levels and increase rental rates charged to new and existing customers. The following table summarizes additional selected financial data with respect to our Same Store facilities:


                                                                     Three Months Ended
                                                -----------------------------------------------------------       Full
                                                  March 31        June 30       September 30    December 31       Year
                                                -------------   -----------     ------------   -------------   ---------
Media advertising expense (in 000's):
  2003.....................................     $      1,760      $  2,987         $  3,369      $  1,148       $  9,264
  2004.....................................     $      3,366      $  1,975         $  2,013

REVPAF:
  2003.....................................     $       9.33      $   9.65         $  10.02      $   9.93       $   9.73
  2004.....................................     $       9.87      $  10.16         $  10.41

Weighted average realized annual rent per occupied square foot for the period:
  2003.....................................     $      10.99      $  10.81         $  10.89      $  10.95       $  10.91
  2004.....................................     $      11.02      $  11.11         $  11.34

Weighted average occupancy levels for the period:
  2003.....................................            84.9%         89.2%            92.0%         90.7%          89.2%
  2004.....................................            89.6%         91.4%            91.8%

Weighted average occupancy at October 31:
  2003.....................................                         91.8%
  2004.....................................                         91.5%

Media advertising expense during the month of October (in 000's):
  2003.....................................                      $    616
  2004.....................................                      $      -


Development and Acquisition Activity
------------------------------------

During the third quarter of 2004, we opened two newly developed self-storage facilities (123,000 net rentable square feet), at a total cost of approximately $14,666,000. In addition, we completed one conversion of space at a former containerized storage facility at a total cost of $1,583,000, adding 51,000 net rentable square feet of self-storage space. We also completed an expansion of an existing real estate facility at a total cost of $3,533,000, adding an aggregate of 61,000 net rentable square feet.

At September 30, 2004, there are 37 projects that are in construction or are expected to begin construction generally within the next year, comprised of eight newly developed self-storage facilities (603,000 net rentable square feet) with total estimated cost of $75.8 million, 12 projects (463,000 net rentable square feet) which expand existing self-storage facilities and enhance their visual appeal for a total estimated cost of $35.1 million, and 17 projects (1,192,000 net rentable square feet) to convert space at former containerized storage facilities into self-storage space for a total estimated cost of $40.7 million. These projects will be fully funded by the Company. Opening dates for these facilities are estimated to be through the next 12 to 24 months. The development of these facilities is subject to various risks and contingencies.

In the third quarter of 2004, we acquired four facilities, in separate transactions from third parties, consisting of 288,000 net rentable square feet, for an aggregate cost of approximately $17.5 million in cash. Two of these facilities were acquired by our Acquisition Joint Venture, in which we have a 30% interest, for an aggregate of $9.2 million in cash. During October 2004, we acquired 32 facilities at a total cost of $121.5 million, including post-acquisition costs of computer, signage and other efforts in conforming these facilities to Public Storage visual and operating standards. The consideration for these acquisitions consisted of the assumption of $39.5 million of debt, the issuance of $25.0 million of 6.25% Series Z Preferred Units and $57.0 million in cash. The facilities are located in Minnesota, Texas and Wisconsin and contain 2,002,000 net rentable square feet of space (14,873 rentable units). In addition, we have contracts to acquire 11 additional existing self-storage facilities at an aggregate cost of approximately $124.9 million, consisting of a combination of cash and assumption of debt. Each of these contracts is subject to significant contingencies, and there is no assurance that any of these facilities will be acquired.

Containerized Storage Business
------------------------------

As previously announced, management adopted a business plan in 2002 that included the closure of non-strategic containerized storage facilities. During 2003 and 2004, additional facilities were identified as non-strategic and scheduled for closure. Collectively, these facilities are referred to as the "Closed Facilities" and the operations, impairment charges and closure reserves with respect to these Closed Facilities for current and prior periods are included in the Company's income statement in the line item, "Discontinued Operations." Substantially all of the Closed Facilities had ceased all operations as of September 30, 2004, with the operations of seven facilities identified as non-strategic during the third quarter 2004 expected to cease by the end of the first quarter 2005. During the quarter ended September 30, 2004, asset impairment charges totaling $1,406,000 ($0.01 per common share) were recorded for facilities that were identified during the quarter for closure as compared to $1,274,000 ($0.01 per common share) for the same period in 2003.

Issuance and Redemption of Preferred Stock
------------------------------------------

As previously announced, on September 13, 2004, we issued 4,600,000 depositary shares ($115.0 million) representing interests in our 6.60% Cumulative Preferred Stock, Series C (NYSE:PSAPrC) in a public offering at an issuance price of $25 per share, receiving net proceeds of approximately $111.2 million.

On August 17, 2004, we redeemed all of the outstanding shares (total liquidation value of $56.3 million) of our 8.75% Cumulative Preferred Stock, Series M, at $25 per share plus accrued dividends. On September 30, 2004, we redeemed all of the outstanding shares (total liquidation value of $30.0 million) of our 9.50% Cumulative Preferred Stock, Series D, at $25 per share plus accrued dividends.

Repurchases of Common Stock
---------------------------

As previously reported, the Board of Directors has authorized the repurchase of up to 25,000,000 shares of the Company's common stock. There have been no additional repurchases of common shares in the quarter ended September 30, 2004 through November 4, 2004.

Distributions Declared
----------------------

On November 4, 2004, the Board of Directors declared a quarterly distribution of $0.45 per regular common share and $0.6125 per share on the depositary shares each representing 1/1,000 of a share of Equity Stock, Series A. Distributions were also declared with respect to the Company's various series of preferred stock. All the distributions are payable on December 31, 2004 to shareholders of record as of December 15, 2004.

Third Quarter Conference Call
-----------------------------

A conference call is scheduled for Friday, November 5, 2004, at 9 a.m. (PST) to discuss these results. The participant toll free number is (877) 516-1540 (conference ID number 1178425). A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under "Investor Relations" (conference ID number 1178425). An instant replay of the conference call may be accessed through December 4, 2004 by calling (800) 642-1687 and through December 6, 2004 by using the link at www.publicstorage.com under "Investor Relations." Both forms of replay utilize conference ID number 1178425.

Public Storage, Inc. is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters is located in Glendale, California. The Company's self-storage properties are located in 37 states. At September 30, 2004 the Company had interests in 1,421 storage facilities with approximately 86.2 million net rentable square feet (815,000 rentable units).

When used within this document, the words "expects," "believes," "anticipates," "should," "estimates," and similar expressions are intended to identify "forward-looking statements" within the meaning of that term in Section 27A of the Securities Exchange Act of 1933, as amended, and in Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward looking statements. Such factors are described in Item 1A to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, "Risk Factors," and include changes in general economic conditions and in the market in which the Company operates and the impact of competition from new and existing storage and commercial facilities and other storage alternatives, which could impact rents and occupancy levels at the Company's facilities; difficulties in the Company's ability to evaluate, finance and integrate acquired and developed properties into the Company's existing operations and to fill up those properties, which could adversely affect the Company's profitability; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts, which could increase the Company's expense and reduce the Company's cash available for distribution; consumers' failure to accept the containerized storage concept which would reduce the Company's profitability; difficulties in raising capital at reasonable rates, which would impede the Company's ability to grow; delays in the development process, which could adversely affect the Company's profitability; and economic uncertainty due to the impact of war or terrorism could adversely affect our business plan. We disclaim any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this report.

More information about Public Storage, Inc. is available on the Internet. The Company's Form 10-Q for the quarter ended September 30, 2004, which will be certified by the Company's CEO, President, and Chief Financial Officer, will be posted to our website, www.publicstorage.com, when it is filed with the Securities and Exchange Commission.

Additional financial data attached.

                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA
                                   (Unaudited)



                                                                     Three Months Ended                 Nine Months Ended
                                                                        September 30,                     September 30,
                                                              -------------------------------   -----------------------------
                                                                   2004              2003            2004             2003
                                                              --------------  ---------------   -------------  --------------
                                                                            (In thousands, except per share data)
Revenues:
    Rental income:
      Self-storage facilities (a)....................         $     219,908    $     206,856     $   639,025    $   593,345
      Commercial properties (a)......................                 2,707            2,712           8,064          8,299
      Containerized storage facilities (a)...........                 5,048            6,672          15,099         18,495
    Tenant reinsurance premiums......................                 6,210            5,755          18,266         16,551
    Interest and other income........................                 3,300            2,847           7,240          7,425
                                                              --------------  ---------------   -------------  --------------
                                                                    237,173          224,842         687,694        644,115
                                                              --------------  ---------------   -------------  --------------
Expenses:
    Cost of operations:
      Self-storage facilities (a)....................                74,075           70,977         224,119        206,655
      Commercial properties (a)......................                 1,031            1,234           3,200          3,415
      Containerized storage facilities (a)...........                 3,073            3,823           8,741         10,713
      Tenant reinsurance.............................                 4,204            2,917          11,089          8,631
    Depreciation and amortization (a)................                44,375           45,435         135,515        135,770
    General and administrative (b)...................                 5,527            4,642          15,983         13,321
    Interest expense.................................                     -              296             100          1,121
                                                              --------------  ---------------   -------------  --------------
                                                                    132,285          129,324         398,747        379,626
                                                              --------------  ---------------   -------------  --------------
Income from continuing operations before equity in
------------------------------------------------------------
      earnings of real estate  entities,  minority  interest
      in  income,   asset  impairment  charge  and  gain  on
      disposition of real estate investments.........               104,888           95,518         288,947        264,489
Equity in earnings of real estate entities (c).......                 3,184            5,770          11,646         19,456
Asset impairment charge due to casualty loss from hurricanes         (1,250)               -          (1,250)             -
Gain on disposition of real estate investments.......                 1,286               47           1,286            807
Minority interest in income:
 Allocable to preferred minority interests:
    Based upon ongoing distributions (d).............                (5,176)          (6,726)        (16,907)       (20,179)
    Special distributions and restructuring allocation (d)                -                -         (10,063)             -
 Other partnership interests ........................                (4,345)          (4,418)        (12,928)       (12,403)
                                                              --------------  ---------------   -------------  --------------
Income from continuing operations....................                98,587           90,191          260,731       252,170
    Discontinued operations - containerized storage (a)              (1,126)            (649)         (1,931)        (2,060)
    Discontinued operations -self-storage and commercial (a)             54              205             142            573
                                                              --------------  ---------------   -------------  --------------
Net income                                                    $      97,515    $      89,747     $   258,942    $   250,683
                                                              ==============  ===============   =============  ==============
Net income allocation:
    Allocable to preferred shareholders..............
      Based on distributions paid....................         $      40,471    $      35,193     $   117,293    $   107,914
      Based on redemptions of preferred stock........                 3,072                -           6,795          3,397
    Allocable to equity shareholders, Series A.......                 5,375            5,375          16,126         16,126
    Allocable to common shareholders.................                48,597           49,179         118,728        123,246
                                                              --------------  ---------------   -------------  --------------
                                                              $      97,515    $      89,747     $   258,942    $   250,683
                                                              ==============  ===============   =============  ==============
Per common share:
    Net income per share - Basic.....................                 $0.38            $0.39           $0.93          $0.99
                                                              ==============  ===============   =============  ==============
    Net income per share - Diluted...................                 $0.38            $0.39           $0.92          $0.98
                                                              ==============  ===============   =============  ==============
    Weighted average common shares - Basic (e).......               128,085          125,528         127,635        124,740
                                                              ==============  ===============   =============  ==============
    Weighted average common shares - Diluted (e).....               128,826          126,802         128,545        125,987
                                                              ==============  ===============   =============  ==============

(a) The historical operations of five self-storage facilities that the Company disposed of in the fourth quarter of 2003 and one commercial facility sold in October 2004 are classified as "Discontinued operations - self-storage and commercial." In addition, the historical operations of the 39 closed containerized storage facilities are included in "Discontinued operations - containerized storage". Included in "Discontinued operations - containerized storage" for each of the three and nine months ended September 30, 2003 are asset impairment charges of $1,274,000. Also, during the nine months ended September 30, 2003 a $750,000 impairment charge on a real estate facility previously used by the containerized storage operations was recorded and is reported in discontinued operations. For the three months ended September 30, 2004, asset impairment charges of $1,406,000 are included in "Discontinued operations - containerized storage." For the nine months ended September 30, 2004, "Discontinued operations - containerized storage" includes asset impairment charges of $1,575,000 related to the closure of eight facilities in 2004 and lease termination charges of $416,000 recorded during the quarter ended June 30, 2004.

(b) The increase in general and administrative expense for the three and nine months ended September 30, 2004 is primarily due to an increase in stock-based compensation expense from $825,000 and $1,259,000 for the three and nine months ended September 30, 2003, respectively, to $1,001,000 and $2,983,000 for the same periods, respectively, in 2004. In addition, these increases also include severance to terminated employees totaling $581,000 and $1,191,000 for the three and nine months ended September 30, 2004, respectively, as compared to $45,000 and $525,000 for the same periods in 2003.

(c) The decrease in equity in earnings of real estate entities for the three months ended September 30, 2004 as compared to the same period in 2003 is due primarily to a reduction in our share of PSB's earnings, which is due to higher depreciation due to PSB's significant asset acquisitions in the fourth quarter of 2003. The decrease in equity in earnings for the three and nine months ended September 30, 2004 also includes our $1,228,000 and $2,171,000 share of EITF Topic D-42 charges recorded by PSB. The decrease in equity in earnings for the nine months September 30, 2004 also includes the net impact of PSB's impairment charges and gains on sale of real estate for the nine months ended September 30, 2003, of which our pro-rata share was net income totaling $453,000.

(d) As previously reported, in the first quarter of 2004 the holders of $200 million of the Series N preferred units agreed, in exchange for a special distribution of $8 million, to a reduction in the distribution rate on their preferred units from 9.50% per year to 6.40% per year, effective March 22, 2004. This $8 million special distribution was reflected as minority interest in income. In addition, in accordance with the SEC's clarification of the EITF Topic D-42, the $2,063,000 in costs incurred when the $200 million in units were originally issued is reflected as minority interest in income for the quarter ended March 31, 2004. The change in the ongoing distribution rate reduced preferred minority interest by approximately $1,550,000 in the quarter ended September 30, 2004 as compared to the same quarter in 2003.

(e) The increase in weighted average common share - basic was due primarily to the issuance of an aggregate of 4,482,000 shares of common stock in connection with the exercise of employee stock options since January 1, 2003.

                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA



                                                                          September 30,       December 31,
                                                                              2004                2003
                                                                       -----------------   -----------------
                                                                           (Unaudited)
                                                                         (In thousands, except share and per
                                                                                     share data)

                                ASSETS
Cash and cash equivalents ....................................          $      475,280     $      204,833
Operating real estate facilities:
   Land and building, at cost.................................               5,237,590          5,125,498
   Accumulated depreciation...................................              (1,276,379)        (1,153,059)
                                                                       -----------------   -----------------
                                                                             3,961,211          3,972,439
Construction in process.......................................                  40,686             69,620
Real estate facility held for sale, net of accumulated depreciation              2,914                  -
Land held for development.....................................                   7,580             12,236
                                                                       -----------------   -----------------
                                                                             4,012,391          4,054,295
Investment in real estate entities............................                 335,478            336,696
Goodwill......................................................                  78,204             78,204
Intangible assets, net........................................                 106,336            111,289
Mortgage notes receivable, including amounts from affiliates..                     487            100,510
Other assets..................................................                  69,737             82,242
                                                                       -----------------   -----------------
       Total assets...........................................          $    5,077,913     $    4,968,069
                                                                       =================   =================
                 LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable.................................................          $       35,260     $       76,030
Preferred stock called for redemption.........................                        -           115,000
Accrued and other liabilities.................................                 161,559            131,103
                                                                       -----------------   -----------------
       Total liabilities......................................                 196,819            322,133
Minority interest - preferred.................................                 285,000            285,000
Minority interest - other.....................................                 118,767            141,137
Commitments and contingencies
Shareholders' equity:
   Preferred Stock, $0.01 par value, 50,000,000 shares authorized,
   6,175,186 shares issued (in series) and outstanding (5,763,986 at December
   31, 2003), at liquidation preference:
     Cumulative Preferred Stock, issued in series.............               2,157,025          1,867,025
   Common Stock, $0.10 par value, 200,000,000 shares authorized,
   128,316,807 shares issued and outstanding  (126,986,734 at December
   31, 2003)..................................................                  12,832             12,699
   Equity  Stock,  Series  A,  $0.01  par  value,  200,000,000  shares
   authorized,                                                                        -                 -
     8,776.102 shares issued and outstanding .................
   Paid-in capital............................................               2,452,978          2,438,632
   Cumulative net income......................................               2,625,602          2,366,660
   Cumulative distributions paid..............................              (2,771,110)        (2,465,217)
                                                                       -----------------   -----------------
     Total shareholders' equity...............................               4,477,327          4,219,799
                                                                       -----------------   -----------------
       Total liabilities and shareholders' equity.............          $    5,077,913     $    4,968,069
                                                                       =================   =================

                              Public Storage, Inc.

                             Selected Financial Data
                      Computation of Funds from Operations
                                   (Unaudited)


                                                                      Three Months Ended            Nine Months Ended
                                                                        September 30,                 September 30,
                                                                   -------------------------  --------------------------
                                                                      2004          2003          2004           2003
                                                                   ------------- -----------  ------------   -----------
                                                                        (Amounts in thousands, except per share data)
Computation of Funds from Operations  (FFO) allocable to Common
Stock
Net income......................................................   $    97,515    $  89,747    $  258,942     $  250,683
    Add back - depreciation and amortization....................        44,375       45,435       135,515        135,770
    Add  back  -  depreciation  and  amortization   included  in
    Discontinued Operations.....................................           331        1,038         1,105          3,179
    Add back - our pro-rata  share of  depreciation  from equity
    investments.................................................         8,521        7,215        25,055         20,353
    Eliminate -  depreciation  with  respect to non-real  estate
    assets......................................................        (1,030)      (1,530)       (3,256)        (4,852)
    Eliminate - our pro-rata share of PS Business Parks,  Inc.'s
    gain on sale of real estate.................................          (136)       -               (62)        (3,052)
    Eliminate - gain on sale of real estate assets..............        (1,286)         (47)       (1,286)          (807)
    Add back - minority interest share of income................         9,521       11,144        39,898         32,582
                                                                   ------------- -----------  ------------   -----------
Consolidated FFO................................................       157,811      153,002       455,911        433,856
Allocable to preferred minority interest:
    Based upon ongoing distributions (a)........................        (5,176)      (6,726)      (16,907)       (20,179)
    Special distribution and Topic D-42 allocation (a)..........             -            -       (10,063)             -
Allocable to minority interest - other partnership interests....        (5,902)      (5,925)      (17,779)       (17,143)
                                                                   ------------- -----------  ------------   -----------
Remaining FFO allocable to our shareholders.....................       146,733      140,351       411,162        396,534
Less: allocations to preferred and equity stock shareholders:
    Senior Preferred distributions..............................       (40,471)     (35,193)     (117,293)      (107,914)
    Issuance costs on redeemed preferred shares.................        (3,072)           -        (6,795)        (3,397)
    Equity Stock, Series A distributions........................        (5,375)      (5,375)      (16,126)       (16,126)
                                                                   ------------- -----------  ------------   -----------
                                                                       (48,918)     (40,568)     (140,214)      (127,437)
                                                                   ------------- -----------  ------------   -----------
Remaining FFO allocable to Common Stock (b).....................   $    97,815    $  99,783    $  270,948     $  269,097
                                                                   ============= ===========  ============   ============
Weighted average shares:
    Regular common shares.......................................       128,085      125,528       127,635        124,740
    Weighted  average stock options and  restricted  stock units
    outstanding using treasury method (c).......................           741        1,274           910          1,247
                                                                   ------------- -----------  ------------   -----------
Weighted   average  common  shares  for  purposes  of  computing
fully-diluted FFO per common share..............................       128,826      126,802       128,545        125,987
                                                                   ============= ===========  ============   ============
FFO per common share (a) (b) (c) (d) (e)........................   $      0.76   $     0.79    $     2.11     $     2.14
                                                                   ============= ===========  ============   ============


(a) As previously reported, in the first quarter of 2004 the holders of $200 million of the Series N preferred units agreed, in exchange for a special distribution of $8 million, to a reduction in the distribution rate on their preferred units from 9.50% per year to 6.40% per year, effective March 22, 2004. This $8 million special distribution was reflected as minority interest in income. In addition, in accordance with the SEC's clarification of the EITF Topic D-42, the $2,063,000 in costs incurred when the $200 million in units were originally issued is reflected as minority interest in income for the quarter ended March 31, 2004. The change in the ongoing distribution rate reduced preferred minority interest by approximately $1,550,000 in the quarter ended September 30, 2004 as compared to the same quarter in 2003.

(b) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT") by which real estate investment trusts ("REITs") may be compared. It is generally defined as net income before depreciation and gains and losses on real estate assets. FFO is presented because many analysts consider FFO to be one measure of the performance of real estate companies. FFO computations do not consider scheduled principal payments on debt, capital improvements, distribution, and other obligations of the Company. FFO is not a substitute for the Company's cash flow or net income as a measure of the Company's liquidity or operating performance or its ability to pay dividends.

(c) During the three months ended September 30, 2004 and 2003, we incurred stock based compensation expense of approximately $1,001,000 and $825,000, respectively. In addition, the increase in our average common share price during the third quarter of 2004, as compared to the same period in 2003, resulted in an increase in the weighted average shares outstanding from stock options when applying the treasury method. This increase, and to a greater extent, the actual issuance of common stock in connection with the exercise of employee stock options during the period, resulted in a year-over-year increase of approximately 2,349,000 weighted average shares outstanding for the purpose of computing FFO per common share. The combination of increased compensation expense and weighted average shares outstanding had the impact of reducing FFO per common share by approximately $0.02 per share for the three months ended September 30, 2004 as compared to the same period in 2003.

(d) FFO per share was negatively affected by dilution relating to the 82 newly developed facilities opened by the Company or the Consolidated Development Joint Venture since January 1, 2000. Based upon an average cost of capital of 8%, this dilution amounted to approximately $0.03 and $0.10 for the three and nine months ended September 30, 2004, respectively, as compared to $0.03 and $0.11, respectively, for the same periods in 2003.

(e) We have significant uninvested cash balances, primarily from the issuance of preferred securities. These cash balances negatively impact our funds from operations per share, because the earnings on the cash balances are substantially less than the corresponding dividend rate. Our funds from operations per share were negatively impacted by a total of $0.04 per share for the quarter ended September 30, 2004 as compared to $0.01 per share for the same period in 2003 as a result of excess cash balances, based upon the difference between an average preferred coupon rate of 6.5% and the interest earned on the cash balances.

                              Public Storage, Inc.

                             Selected Financial Data
                 Computation of Funds Available for Distribution
                                   (Unaudited)


                                                                 Three Months Ended          Nine Months Ended
                                                                    September 30,              September 30,
                                                              ------------------------   --------------------------
                                                                 2004          2003          2004          2003
                                                              ------------ -----------   ------------  ------------
                                                                  (Amounts in thousands, except per share data)
Computation of Funds Available for Distribution ("FAD"):
FFO allocable to Common Stock (a)........................     $   97,815   $   99,783      $ 270,948   $   269,097
Add: Stock-based compensation expense....................            709          466          2,115           665
   Impact of application of EITF Topic D-42..............          3,072            -          8,858         3,397
   Our share of PSB's EITF Topic D-42 charges............          1,228            -          2,171             -
   Real estate impairment charge.........................              -            -              -           750
   Our share of PSB's real estate impairment charges.....              -            -              -         2,599
Less: Capital expenditures to maintain facilities........        (10,653)     (10,656)       (20,297)      (20,470)
                                                              ------------ -----------   ------------  ------------
Funds available for distribution ("FAD") (b).............     $   92,171   $   89,593      $ 263,795   $   256,038
                                                              ============ ===========   ============  ============
Distribution to common shareholders......................     $   57,719   $   56,644      $ 172,474   $   168,781
                                                              ============ ===========   ============  ============
Distribution payout ratio (b)............................          62.6%        63.2%          65.4%         65.9%
                                                              ============ ===========   ============  ============


(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT") by which real estate investment trusts ("REITs") may be compared. It is generally defined as net income before depreciation and gains and losses on real estate assets. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company. FFO is not a substitute for the Company's cash flow or net income as a measure of the Company's liquidity or operating performance or its ability to pay dividends.

(b) Funds available for distribution ("FAD") represents FFO, plus 1) impairment charges with respect to real estate assets, 2) the non-cash portion of stock-based compensation expense, and 3) income allocation to preferred equity holders in accordance with EITF Topic D-42, less capital expenditures. The distribution payout ratio is computed by dividing the distribution paid by FAD. FAD is presented because many analysts consider it to be a measure of the performance of real estate companies. FAD is not a substitute for the Company's cash flow or net income as a measure of the Company's liquidity, operating performance, or its ability to pay dividends.

                              Public Storage, Inc.
                             Selected Financial Data
          Reconciliation of Same Store Revenues and Cost of Operations
        To Consolidated Self-storage Rental Income and Cost of Operations
                                   (Unaudited)


                                                            Three Months Ended            Nine Months Ended
                                                               September 30,                September 30,
                                                        --------------------------- ---------------------------
                                                            2004           2003          2004          2003
                                                        ------------  ------------- ------------- -------------
                                                                         (Amounts in thousands)
Revenues for the 1,271 Same Store facilities..........  $   200,932    $   193,368   $   587,994   $   558,872
    Less -  revenues  for the  Same  Store  facilities
    accounted  for on the equity  method of accounting
    (a)...............................................       (6,434)        (6,140)      (18,828       (17,754)
    Add: revenues for non-Same Store facilities (b)...       25,410         19,628        69,859        52,227
                                                        ------------  ------------- ------------- -------------
Consolidated self-storage revenues....................  $   219,908    $   206,856   $   639,025   $   593,345
                                                        ============  ============= ============= =============

Cost of operations for the 1,271 Same Store facilities  $    65,864    $    65,015   $   200,077   $   188,582
    Less  -  cost  of   operations   for  Same   Store
    facilities  accounted  for on the equity method of
    accounting (a)....................................       (1,717)        (1,736)       (5,109)       (5,099)
    Add: cost of operations for other than Same Store
    facilities (b)....................................        9,928          7,698        29,151        23,172
                                                        ------------  ------------- ------------- -------------
    Consolidated self-storage cost of operations......  $    74,075    $    70,977   $   224,119   $   206,655
                                                        ============  ============= ============= =============


(a) At September 30, 2004, the Company has a noncontrolling ownership interest in 33 of the Same Store facilities. The revenues and cost of operations earned while the Company does not have a controlling ownership interest are not included in the Company's consolidated self-storage rental income and cost of operations. Instead, the Company records its share of the net operating results in its income statements as "Equity in earnings of real estate entities."

(b) The Company consolidates the operating results of additional self-storage facilities that are not Same Store facilities. Such facilities are not included in the Same Store pool either because they were not stabilized for the entire period from January 1, 2002 through September 30, 2004, or because the Company acquired these facilities from third parties after December 31, 2001.